First Amendment to Cooperation Agreement

February 17, 2026

Global Value Investment Corporation

1433 N. Water Street, Suite 400

Milwaukee, WI 53202

Ladies and Gentlemen:

This First Amendment to Cooperation Agreement (this “Amendment”) is entered into by and among Hooker Furnishings Corporation (the “Company”), on the one hand, and Global Value Investment Corporation, together with each of the parties listed on Schedule A (each a “GVIC Party” and collectively, “GVIC”), on the other hand. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Letter Agreement (as defined below).

WHEREAS, the Company and GVIC previously entered into that certain Cooperation Agreement, dated as of January 1, 2026 (the “Letter Agreement”), with respect to certain matters relating to the composition of the Board and certain other matters, as provided therein; and

WHEREAS, pursuant to the Letter Agreement, the Company and GVIC are required to act in good faith and cooperate to identify a mutually agreeable independent director candidate for appointment to the Board who possesses industry background relevant to the Company’s business no later than February 15, 2026 (the “New Director Search”); and

WHEREAS, the Company and GVIC desire to amend the Letter Agreement, as provided herein, to extend the time period during which they are required to conduct and complete the New Director Search; and

WHEREAS, Section 19 of the Letter Agreement permits the Letter Agreement to be amended by an agreement in writing executed by the Company and GVIC;

NOW, THEREFORE, in consideration of, and reliance upon, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and GVIC agree as follows:

1.
Amendments to the Letter Agreement. Section 1(a) through Section 1(d) of the Letter Agreement are hereby deleted in their entirety and replaced by the following:

(a)
The Company and GVIC shall act in good faith and cooperate to identify a mutually agreeable independent director candidate for appointment to the Board who possesses industry background relevant to the Company’s business (the “New Director”) no later than February 28, 2027 (the “New Director Outside Date”). In furtherance of the foregoing, the Company shall consider in good faith any proposed director candidate(s) identified and proposed by GVIC, and undertake the Company’s vetting processes generally applicable to non-management directors of the Company with respect to any such candidate(s). In addition, GVIC shall consider in good faith any proposed director candidate(s) identified and proposed by the Nominating and Corporate Governance Committee of the Board. Without limiting the generality of the foregoing, each of the Company and GVIC shall have the ability to interview any director candidate(s) identified by the other.

(b)
As promptly as practicable after the New Director is mutually agreed upon by the Company and GVIC and is available to serve, but no later than the New Director Outside Date, the Board and all applicable committees thereof shall take such actions as are necessary to (i) increase the size of the Board by one (1) director and appoint the New Director to the Board to fill the resulting vacancy with a term expiring at the 2027 annual meeting of shareholders (the “2027 Annual Meeting”), and (ii) appoint the New Director to serve on (a) all standing committees of the Board, and (b) any committee created after the date of this Letter Agreement so long as the New Director continues to qualify as “independent” pursuant to the listing standards of the NASDAQ Global Select Market, applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Company’s Corporate Governance Guidelines; provided, in each case, that the Company’s Corporate Governance Guidelines shall not be amended following the date of this Letter Agreement in such a manner so as to prevent the New Director from serving on any such committee(s).

(c)
At the 2026 annual meeting of shareholders (the “2026 Annual Meeting”), at least one of the directors of the Board shall not stand for re-election.

(d)
The Board and all applicable committees thereof shall take such actions as are necessary to include the New Director on the slate of nominees recommended by the Board in the Company’s proxy statement for the 2027 Annual Meeting, subject to the New Director (i) agreeing to serve and providing to the Company all customary materials and information as are required of all other director candidates, and such materials and information as are required to be or customarily included in a proxy statement filed pursuant to the proxy rules of the SEC, including the New Director’s consent to being named in the Company’s proxy statement for the 2027 Annual Meeting and any supplement thereto and to serving as a director of the Company if elected and (ii) executing all documents required to be executed by all other directors nominated by the Board for election at the 2027 Annual Meeting prior to such annual meeting (such conditions, the “Director Nomination Conditions”). Subject to the satisfaction of the Director Nomination Conditions, the Board and all applicable committees thereof shall take such actions as are necessary to recommend and solicit proxies for the election of the New Director at the 2027 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees. Subject to the terms of this Letter Agreement, GVIC and the New Director acknowledge and agree that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including with respect to confidentiality, related party transactions and insider trading (as may be amended from time to time, collectively, “Company Policies”) will be applicable to the New Director in the same manner applicable to such other directors.

2.
SEC Filings. The Company will file with the SEC a Form 8-K disclosing its entry into this Amendment and including a copy of this Amendment as an exhibit thereto. Prior to the filing of such Form 8-K, neither the Company nor GVIC shall issue any press release or public announcement regarding this Amendment or the matters discussed herein or take any action that would require public disclosure thereof without the prior written consent of the other Party. The Company agrees that GVIC will have a reasonable opportunity to review such Form 8-K in advance of filing and that the Company will consider in good faith any changes requested by GVIC to the foregoing filing. In addition, GVIC will file with the SEC an amendment to its Schedule 13D disclosing its entry into this Amendment and including a copy of this Amendment as an exhibit thereto. GVIC agrees that the Company will have a reasonable opportunity to review such Schedule 13D amendment in advance of filing and that GVIC will consider in good faith any changes requested by the Company to the foregoing filing.

3.
Power and Authority of the Company. The Company represents and warrants to GVIC that (a) the Company has the corporate power and authority to execute this Amendment and to bind it thereto, (b) this Amendment has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms and (c) the execution, delivery and performance of this Amendment by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.
Power and Authority of GVIC. Each GVIC Party that is a signatory to this Amendment (each, a “GVIC Amendment Signatory”) represents and warrants to the Company that (a) it has the power and authority to execute this Amendment, (b) this Amendment has been duly authorized, executed and delivered by each GVIC Amendment Signatory, constitutes a valid and binding obligation of each GVIC Amendment Signatory and is enforceable against each GVIC Amendment Signatory in accordance with its terms, and (c) the execution of this Amendment by each GVIC Amendment Signatory does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to each GVIC Amendment Signatory or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any GVIC Amendment Signatory is a party or by which it is bound. GVIC represents and warrants that, as of the date hereof, GVIC beneficially owns in the aggregate 560,490.5 shares of Common Stock and has no economic exposure to any additional shares of Common Stock underlying physically or cash settleable total return swaps.

5.
Other Provisions; No Other Modifications. Section 10 through Section 19 of the Letter Agreement are incorporated by reference herein mutatis mutandis. Except as provided in Section 1 of this Amendment, no other modification of the Letter Agreement is intended to be effected by this Amendment, and the Letter Agreement (as amended by this Amendment) shall remain in full force and effect.

[Signature Page Follows]

If the terms of this Amendment are in accordance with your understanding, please sign below and this Amendment will constitute a binding agreement among us.

HOOKER FURNISHINGS CORPORATION

By: /s/ Jeremy Hoff

Name: Jeremy Hoff

Title: Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

GLOBAL VALUE INVESTMENT CORPORATION

By: /s/ James P. Geygan

Name: James P. Geygan

Title: President and Chief Executive Officer

JEFFREY R. GEYGAN

/s/ Jeffrey R. Geygan

JAMES P. GEYGAN

/s/ James P. Geygan

[Signature Page to First Amendment to Cooperation Agreement]

SCHEDULE A

James P. Geygan

Jeffrey R. Geygan

Stacy A. Wilke

Kathleen M. Geygan

Shawn G. Rice